Exhibit 99.1

For More Information, Contact:
Daniel Greenberg, Chairman & CEO	Roger Pondel/Laurie Berman
Electro Rent Corporation	PondelWilkinson Inc.
818-786-2525	310-279-5980
investor@pondel.com

ELECTRO RENT CORPORATION INCREASES
REGULAR QUARTERLY CASH DIVIDEND

VAN NUYS, Calif. - January 23, 2008 - Electro Rent Corporation (NASDAQ: ELRC) announced today that its Board of Directors has increased its regular quarterly cash dividend by 50% to $0.15 per common share. Electro Rent will pay its first increased quarterly cash dividend on April 10, 2008 to shareholders of record as of March 20, 2008.

“We are pleased to be able to share our continued financial success with our shareholders through an increase in our regular quarterly cash dividend,” noted Electro Rent’s Chairman and CEO Daniel Greenberg. “Since we instituted our quarterly dividend last year, our strong cash flow has exceeded our needs for funding our continued revenue growth and paying our dividend. We remain debt free, with approximately $81.0 million in cash and equivalents at the end of November, giving us ample liquidity to continue our growth initiatives and take advantage of new opportunities.”

About Electro Rent
Electro Rent Corporation (www.ElectroRent.com) is one of the largest worldwide organizations devoted to the short-term rental, leasing and sales of general purpose electronic test equipment, personal computers and servers.

"Safe Harbor" Statement
Except for the historical statements and discussions above, our statements above may constitute forward-looking statements within the meaning of section 21E of the Securities Exchange Act of 1934. These forward-looking statements, which include statements about having ample liquidity to continue our growth initiatives and take advantage of new opportunities, among others, reflect our management's current views with respect to future events and financial performance; however, you should not put undue reliance on these statements. When used, the words "anticipates," "believes," "expects," "intends," "future," and other similar expressions identify forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties. We believe our management's assumptions are reasonable; nonetheless, it is likely that at least some of these assumptions will not come true. Accordingly, our actual results will probably differ from the outcomes contained in any forward-looking statement, and those differences could be material. Factors that could cause or contribute to these differences include, among others, those risks and uncertainties discussed in our periodic reports on Form 10-K and 10-Q and our other filings with the Securities and Exchange Commission. Should one or more of the risks discussed, or any other risks, materialize, or should one or more of our underlying assumptions prove incorrect, our actual results may vary materially from those anticipated, estimated, expected or projected. In light of the risks and uncertainties, there can be no assurance that any forward-looking statement will in fact prove to be correct. We undertake no obligation to update or revise any forward-looking statements.

# # #